EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2016 RESULTS

NASHVILLE, Tenn. (February 21, 2017)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter

Revenues of $58.7 million in the fourth quarter of 2016, up 5% from $55.9 million in the fourth quarter of 2015
Operating loss of $0.5 million in the fourth quarter of 2016, compared to operating income of $1.9 million in the fourth quarter of 2015
Net loss of $0.3 million in the fourth quarter of 2016, compared to net income of $1.8 million in the fourth quarter of 2015, and loss per share of $(0.01) in the fourth quarter of 2016, compared to earnings per share (EPS) of $0.06 per share (diluted) in the fourth quarter of 2015
Adjusted EBITDA1 of $6.1 million in the fourth quarter of 2016, compared to adjusted EBITDA of $7.3 million in the fourth quarter of 2015

Full Year

Revenues of $226.0 million for 2016, up 8% from $209.0 million in 2015
Operating income of $5.6 million in 2016, down 59% from $13.6 million in 2015
Net income of $3.8 million in 2016, down 56% from $8.6 million in 2015, and EPS of $0.12 per share (diluted) for 2016, compared to $0.28 per share (diluted) in 2015
Adjusted EBITDA1 of $29.9 million in 2016, down 12% from $33.8 million in 2015

Financial Results:
Fourth Quarter 2016 Compared to Fourth Quarter 2015
Revenues for the fourth quarter of 2016 increased by $2.8 million, or five percent, to $58.7 million, compared to $55.9 million for the fourth quarter of 2015.

Revenues from our HealthStream Workforce Solutions segment, which are primarily subscription-based, were approximately $43.5 million for the fourth quarter of 2016 compared to $42.8 million for the fourth quarter of 2015. Revenue growth of $0.7 million from our workforce solutions products was mostly offset by a decline in ICD-10 readiness revenue. Revenues from ICD-10-readiness training products declined by $5.5 million to $1.1 million in the fourth quarter of 2016, compared to $6.6 million in the prior year fourth quarter.

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Revenues from our HealthStream Patient Experience Solutions segment decreased by $660,000, or eight percent, when compared to the fourth quarter of 2015. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—decreased by $221,000, or three percent, when compared to the fourth quarter of 2015. The decline in revenue in this segment is partially due to changes in product mix, such as the adoption of our e-survey products, which has lower revenue and cost per survey. E-survey products have higher gross margins than our traditional phone survey products. Revenues from other patient experience solutions, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $439,000, or 25 percent, when compared to the fourth quarter of 2015. This decrease is primarily due to the timing of engagements compared to the prior year period.

Revenues from our HealthStream Provider Solutions segment increased by $2.8 million, or 63 percent, when compared to the fourth quarter of 2015. Revenues from both the HealthLine Systems (HLS) and Morrisey Associates, Inc. (MAI) acquisitions, which were consummated in March 2015 and August 2016, respectively, accounted for the majority of the increase in revenues during the fourth quarter of 2016. MAI revenues in the fourth quarter were approximately $1.7 million, net of deferred revenue write-downs.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2016, HealthStream reported a $1.3 million reduction to operating income and a $0.9 million reduction to net income as a result of the deferred revenue write-down for the HLS and MAI acquisitions. During the fourth quarter of 2015, HealthStream reported a reduction of $1.5 million to operating income and $1.3 million to net income as a result of the deferred revenue write-down for the HLS acquisition. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating loss was $0.5 million for the fourth quarter of 2016 compared to operating income of $1.9 million for the fourth quarter of 2015. The increase in revenue in the fourth quarter of 2016 noted above was more than offset by increased operating expenses associated with the MAI acquisition, costs associated with our customer Summit, higher royalties, depreciation and amortization, personnel additions, and other general expenses. The MAI acquisition resulted in a $1.3 million reduction to operating income during fourth quarter of 2016, after giving effect to a $1.1 million deferred revenue write-down as referenced above. In addition, expenses related to our customer Summit reduced operating income by approximately $600,000 in the fourth quarter of 2016. Also, the $5.5 million reduction in revenue associated with ICD-10 readiness training products contributed to the reduction in operating income compared to the prior year.

Net loss was $0.3 million in the fourth quarter of 2016 compared to net income $1.8 million in the fourth quarter of 2015. This net loss in 2016 in comparison to the prior quarter net income amount resulted from the lower contribution of ICD-10 readiness products and increased operating expenses, partially offset by revenue increases related to the MAI and HLS acquisitions. Loss per share of $(0.01) per share for the fourth quarter of 2016, compared to EPS of $0.06 per share (diluted) for the fourth quarter of 2015.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) decreased by 15 percent to $6.1 million for the fourth quarter of 2016, compared to $7.3 million for the fourth quarter of 2015. The decrease in adjusted EBITDA resulted from the lower contribution of ICD-10 readiness products and increased operating expenses, partially offset by revenue increases related to the MAI and HLS acquisitions.

At December 31, 2016, the Company had cash and marketable securities of $103.2 million. Capital expenditures incurred during the fourth quarter of 2016 were approximately $4.2 million.

Year-to-Date 2016 Compared to Year-to-Date 2015
For 2016, revenues were $226.0 million, an increase of eight percent over revenues of $209.0 million in 2015. Operating income for 2016 decreased by 59 percent to $5.6 million, compared to $13.6 million for 2015. Net income for 2016 decreased by 56 percent to $3.8 million, compared to $8.6 million for 2015. Earnings per share were $0.12 per share (diluted) for 2016 compared to $0.28 per share (diluted) for 2015. Adjusted EBITDA decreased by 12 percent to $29.9 million for 2016 compared to $33.8 million for 2015. Capital expenditures incurred during 2016 were approximately $14.4 million.

Other Business Updates
At December 31, 2016, we had approximately 4,468,000 total subscribers implemented to use and 4,554,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.
For the fourth quarter of 2016, HealthStream’s Workforce ARIS was $37.28, compared to last year’s fourth quarter of $36.96, but declined by $0.52, or one percent per implemented subscriber compared to the third quarter of 2016. Subscription-based revenues and implemented subscribers were both comparable to last year’s fourth quarter.

On October 26-28, 2016, we welcomed approximately 800 of our customers from across the nation to our 2016 Customer Summit, held in Nashville. At this event, 75 break-out sessions were held and three keynote addresses were provided to our customers on a wide range of topics. Moreover, important workforce issues surrounding clinical education, compliance, human resources, leadership & strategy, and improving patients’ experiences were discussed and best practices were shared. Additionally, for the first time, our Customer Summit included a dedicated track for customers of HealthStream’s Provider Solutions.

Financial Outlook for 2017
For 2017, we anticipate that consolidated revenues will grow 10 to 14 percent as compared to 2016. We anticipate that revenue growth in our Workforce Solutions segment will be in the three to seven percent range and five to eight percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to grow 66 to 72 percent as compared to 2016.

We anticipate operating income for 2017 to increase between 50 and 65 percent as compared to 2016.

We anticipate that capital expenditures will be between $15 million and $17 million during 2017. We expect the annual effective income tax rate to range between 39 percent and 41 percent for 2017.

This guidance does not include the impact of any other acquisitions that we may complete during 2017.

Robert A. Frist, Jr. chief executive officer, HealthStream, commented, “The second half of 2016 has been very busy with three acquisitions, our Customer Summit, and new product launches. We look forward to delivering full-year revenue growth of 10 to 14 percent and returning to leveraged operating income growth in 2017.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Wednesday, February 22, 2017, at 9:00 a.m. (ET). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #73908392) for U.S. and Canadian callers and 404-537-3406 (conference ID #73908392) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each such case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods excluding the impact of this deferred revenue write-down and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.5 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015(1)
Revenues	$58,737	$55,866	$225,974	$209,002
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	26,224	23,634	96,634	89,386
Product development	7,373	7,559	28,897	24,214
Sales and marketing	11,160	9,537	39,004	35,589
Other general and administrative	8,270	8,409	33,665	29,259
Depreciation and amortization	6,231	4,849	22,207	16,997

Total operating expenses	59,258	53,988	220,407	195,445
Operating income (loss)	(521)	1,878	5,567	13,557
Other income (expense), net	116	169	581	162

Income (loss) before income taxes	(405)	2,047	6,148	13,719
Income tax provision (benefit)	(94)	236	2,393	5,098

Net income (loss)	$(311)	$1,811	$3,755	$8,621

Net income (loss) per share:
Net income (loss) per share, basic	$(0.01)	$0.06	$0.12	$0.29

Net income (loss) per share, diluted	$(0.01)	$0.06	$0.12	$0.28

Weighted average shares outstanding:
Basic	31,743	31,646	31,721	30,057

Diluted	31,743	32,031	32,068	30,436

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2015.

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2016	2015(1)
ASSETS
Current assets:
Cash and cash equivalents	$49,634	$82,010
Marketable securities	53,540	66,976
Accounts and unbilled receivables, net	47,386	38,346
Prepaid and other current assets	26,877	22,205

Total current assets	177,437	209,537
Capitalized software development, net	16,310	13,955
Property and equipment, net	10,245	12,471
Goodwill and intangible assets, net	188,129	139,039
Other assets	3,879	4,567

Total assets	$396,000	$379,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$26,428	$23,980
Deferred revenue	68,542	65,098

Total current liabilities	94,970	89,078
Deferred tax liabilities, non-current	5,968	4,763
Deferred revenue, noncurrent	7,859	4,350
Other long-term liabilities	1,095	1,058

Total liabilities	109,892	99,249
Shareholders’ equity:
Common stock	280,813	278,799
Comprehensive loss	(51)	(70)
Retained earnings	5,346	1,591

Total shareholders’ equity	286,108	280,320

Total liabilities and shareholders’ equity	$396,000	$379,569

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2015.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,	December 31,
	2016	2015
Operating activities:
Net income	$3,755	$8,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,207	16,997
Share-based compensation	1,968	3,280
Deferred income taxes	1,786	392
Excess tax benefits from equity awards	(217)	(3,008)
Provision for doubtful accounts	640	284
(Gain) loss on disposal of long-lived assets	—	(72)
(Gain) loss on equity method investments	(121)	117
Other	1,026	1,401
Changes in assets and liabilities:
Accounts and unbilled receivables	(6,079)	(736)
Prepaid and other assets	(5,164)	(1,268)
Accounts payable, accrued and other liabilities	1,487	2,736
Deferred revenue	2,946	6,173

Net cash provided by operating activities	24,234	34,917

Investing activities:
Business combinations, net of cash acquired	(55,255)	(88,075)
Proceeds from sale of long-lived assets	975	—
Changes in marketable securities	12,430	(29,429)
Investments in non-marketable equity investments	—	(2,000)
Purchases of property and equipment	(5,085)	(8,094)
Payments associated with capitalized software development	(9,721)	(7,265)

Net cash used in investing activities	(56,656)	(134,863)

Financing activities:
Proceeds from issuance of common stock	—	98,014
Borrowings under revolving credit facility	—	28,000
Repayments under revolving credit facility	—	(28,000)
Proceeds from exercise of stock options	145	328
Excess tax benefits from equity awards	217	3,008
Taxes paid related to net settlement of equity awards	(316)	(756)
Payment of earn-outs related to acquisitions	—	(633)

Net cash provided by (used in) financing activities	46	99,961

Net (decrease) increase in cash and cash equivalents	(32,376)	15
Cash and cash equivalents at beginning of period	82,010	81,995

Cash and cash equivalents at end of period	$49,634	$82,010

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
GAAP net income (loss)	$(311)	$1,811	$3,755	$8,621
Interest income	(156)	(142)	(574)	(401)
Interest expense	26	26	102	188
Income tax provision (benefit)	(94)	236	2,393	5,098
Share-based compensation expense	452	492	1,968	3,280
Depreciation and amortization	6,231	4,849	22,207	16,997

Adjusted EBITDA	$6,148	$7,272	$29,851	$33,783

GAAP operating income (loss)	$(521)	$1,878	$5,567	$13,557
Add: deferred revenue write-down	1,261	1,482	3,838	6,822

Non-GAAP operating income	$740	$3,360	$9,405	$20,379

GAAP net income (loss)	$(311)	$1,811	$3,755	$8,621
Add: deferred revenue write-down, net of tax	902	1,311	2,345	4,287

Non-GAAP net income	$591	$3,122	$6,100	$12,908

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2017, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #